Exhibit 10.28
REVANCE THERAPEUTICS, INC.

2019 MANAGEMENT BONUS PROGRAM

On January 24, 2019, the Compensation Committee of the Board of Directors of Revance Therapeutics, Inc. (the “Company”) approved the Company’s 2019 corporate objectives, weighted for purposes of determining bonuses, if any, for the Company’s executive officers with respect to performance for fiscal year 2019 (the “2019 Bonus Program”).
The 2019 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives and for individual performance in meeting specified corporate goals for the year.
The Company’s 2019 corporate goals include (i) achievement of specified milestones and activities relating to the Company’s contemplated filing of a Biologics License Application (“BLA”) with the U.S. Food and Drug Administration (50% weighting), (ii) achievement of specified milestones relating to the Company’s clinical development programs (20% weighting), (iii) achievement of certain commercial readiness milestones (20% weighting), and (iv) completion of certain biosimilar development activities (10% weighting), as well as (v) the stretch goal of achieving specified financial milestones (up to 15% weighting).
The cash bonus for L. Daniel Browne will be based on the achievement of the 2019 corporate goals (100% weighting). The cash bonus for the other executive officers will be based on the achievement of the 2019 corporate goals (75% weighting) and his or her individual performance goals (25% weighting). The executive officers’ actual bonuses for fiscal year 2019 may exceed 100% of his or her 2019 target bonus percentage in the event performance exceeds the predetermined goals and/or upon the achievement of other specified goals, including stretch goals.
Payment of bonuses to the Company’s executive officers under the 2019 Bonus Program and the actual amount of such bonus, if any, are within the discretion of the Compensation Committee. The actual bonus awarded, if any, may be more or less than each executive’s annual target bonus.